Exhibit 10.21.2

April 7, 1999

Private and Confidential

JetForm Corporation
560 Rochester Street
Ottawa, Ontario
K1S 5K2


Attention:        Mr. Jeffrey McMullen
                  Chief Financial Officer

Dear Sirs:

     Further to our recent discussions, we are pleased to offer the Credit Facility described below, superseding all previous offers, subject to the following terms and conditions.

1.   Definitions:
     The definitions attached hereto in Schedule "A" are incorporated in this agreement by reference as if set out in full herein.

2.   Borrower:
     JetForm Corporation (the "Borrower").

3.   Lender:
     Royal Bank of Canada (the "Bank"), through its Branch at 90 Sparks Street, Ottawa, Ontario.

4.   Credit Facility:
     Segments (1) through (4) of the Credit Facility are available in Canadian Dollars or the Equivalent Amount in US Dollars if US Dollars is stipulated.

     (1)  Operating:
          (a)  Royal Bank Prime based loans ("RBP Loans").
          (b)  Royal  Bank US Base  Rate  based  loans  in US  Dollars  ("RBUSBR
               Loans").
          (c)  Standby Letters of Credit and/or Guarantee ("L/G's").
          (d)  US Eurodollar Loans ("Libor" loans).
          (e)  REFCO Recourse Facilities.
     (2) Foreign exchange facilities in US Dollars or the equivalent in other foreign currencies ("FEF Contracts").
     (3)  Corporate Visa Purchasing Card.
     (4)  Term Loan:
          (a)  RBP Loans.
          (b)  RBUSBR Loans.
          (c)  Libor Loans.
          (d)  Bankers Acceptances ("B/As").

     (collectively the "Borrowings").

5.   Amounts:
     (1)  $ 10,000,000
     (2)  $ 50,000,000US
     (3)  $ 500,000
     (4)  $ 10,000,000

6.   Purpose:
     (1)  Working capital requirements.
     (2)  Foreign exchange hedging of day-to-day transactions.
     (3)  Corporate purchases.
     (4)  Term facility to replenish working capital.

7.   Repayment:
     (1) Borrowings under this segment are expected to fluctuate, and are repayable on the later of September 30, 1999 and the date of demand by the Bank, should this segment have been converted to a demand facility as provided for in the following sentence. Notwithstanding compliance with the Covenants section herein, this segment shall convert to a demand facility on September 30, 1999.
     (2) Notwithstanding any other terms contained herein and regardless of the maturity of the instruments or contracts outstanding, the Bank may, at its sole discretion, terminate this segment of the Credit Facility at any time.
     (3)  In accordance with the cardholder agreement.
     (4)  Borrowings under this segment are repayable on June 30, 2000.

     Upon demand of Segment (1), the Borrower shall pay to the Bank all Borrowings under this segment including the face amount of all L/G's and an amount to reimburse the Bank for any payment made in respect of FEF Contracts (the "Repayment Amount"). The Repayment Amount shall be determined by the Bank based upon the mark-to-market cost to unwind such FEF Contracts prior to their maturity. The Bank may enforce its rights to realize upon its security and retain sufficient funds to cover amounts outstanding by way of these instruments.

8.   Availability:
     (1) The Borrower may borrow, repay, convert and reborrow up to the amount of this operating segment, provided that:
          (a) The aggregate of Borrowings under Segments (1) and (4) must not exceed the aggregate of:
               (i) 67% of consolidated trade accounts receivable falling due within the next 12 months, but excluding amounts 90 days or more past due;
                                      PLUS
              (ii) 90% of trade receivables insured by Export Development Corporation ("EDC"), or other similar insurer satisfactory to the Bank;
                                      MINUS
              (iii) Potential Preferred Claims and contra-accounts.

                    (collectively the "Available Margin Value").

     (b) L/G's will be issued for periods not exceeding one year, except with the agreement of the Bank.
     (c) Libor loans shall be for not less than US $1,000,000 and shall have a term of not less than 30 days and not more than 180 days, subject to the availability of US dollars in the London interbank market for the terms selected on terms satisfactory to the Bank;
     (d) Libor loans require prior notice by 10:00 am two Banking Days prior to Settlement Date.

(2)  (a) FEF Contracts may not have maturities which exceed 12 months;

     (b) The amount of Borrowings ascribed to FEF Contracts shall be determined by the Bank in its sole discretion and notified to the Borrower upon request.

(4) The Borrower may borrow and convert up to the amount of this term segment, provided that:
     (b) Borrowings under this segment must not exceed 25% of the aggregate of consolidated cash, cash equivalents and trade accounts receivable falling due within the next twelve months, but excluding amounts 90 days or more past due;
     (c) B/As shall be in multiples of $100,000 (minimum $500,000) and shall have a term of not less than 90 days and not more than 180 days;
     (d) Libor loans shall be for not less than US $1,000,000 and shall have a term of not less than 30 days and not more than 180 days, subject to the availability of US dollars in the London interbank market for the term selected on terms satisfactory to the Bank;
     (e) Libor loans require prior notice by 10:00 a.m. two Banking Days prior to Settlement Date;
     (f) Notwithstanding any other provisions of this agreement, the maturity of the borrowing instruments selected will not be later than June 30, 2000.

9.   Interest Rates & Fees:
     (1)  (a) Royal Bank Prime ("RBP").
          (b)  Royal Bank US Base Rate ("RBUSBR").
          (c)  Fees will be advised on a transaction by transaction basis.
          (d)  Libor plus 1%.
     (2)  N/A.
     (3) The interest rates and fees may change in accordance with the cardholder agreement, which changes will be advised in writing.
     (4)  (a) RBP plus 1.5%.
          (b)  RBUSBR plus 1.5%.
          (c)  B/A stamping fee of 1.5%.
          (d)  Libor plus 1.5%.

     The rates applicable to Segment 4 will be increased by 1/2 of 1%, effective the first day of the respective fiscal quarter, if the Borrower's reported Tangible Net Worth falls below $47,500,000. The increase shall remain in effect until the last day of the fiscal quarter in which reported Tangible Net Worth again exceeds $47,500,000.

10.  Payment of Interest & Fees:
     RBP Loans, RBUSBR Loans: Interest on these loans shall be computed on the daily principal amounts outstanding, at the aforementioned rates, based on the actual number of days elapsed divided by three hundred and sixty five
     (365), and shall be payable in arrears on the 25th of each month.

     B/A's:
     Upon the Bank accepting B/A's hereunder, the Borrower shall forthwith pay to the Bank a stamping fee equal to 1.5% per annum, calculated on the face amount of each accepted B/A and on the basis of the number of days in the term of such B/A's and based on a year of 365 days or 366 days, as the case may be.

     Libor Loans:
     Interest on Libor loans shall be payable, at the aforementioned rates, on each Libor Interest Date as defined in Schedule "A" attached.

     L/G's:
     The Borrower shall pay fees at the rates set forth above in advance at the time of issue of the L/G. This fee shall be based upon the amount of the instrument issued and shall be calculated on the number of days that it will be outstanding.

     The yearly rates of interest to which the rates determined in accordance with the Payment of Interest and Fees section of this agreement are equivalent, are the rates so determined multiplied by the actual number of days in the calendar year and divided by three hundred and sixty-five
     (365), or, in the case of Libor Loans, three hundred and sixty (360).

11.  Libor Loan & B/A Indemnity:
     The Borrower shall reimburse the Bank for any additional costs or reduction of income arising as a result of the imposition of or increase in taxes (other than on the overall net income of the Bank) on amounts paid by the Borrower to the Bank, an imposition of or increase in reserve requirements, or the imposition of any other condition affecting the Credit Facility by any government, governmental agency or body, tribunal or regulatory authority.

     It is understood by the Bank and the Borrower that the general indemnity provided for herein shall relate only to borrowings made by the Borrower with respect to the B/A and/or the US Eurodollar Loan ("Libor Loan") segments of the credit facility. The Borrower shall not be required to reimburse the Bank as provided for in the general indemnity for any additional costs or reduction of income howsoever caused to the Bank as a result of the Borrower's use of any other segment of the credit facility.

12.  Other Fees:
     Standby Fee:
     A standby fee equal to 1/8 of 1% per annum calculated on the unused portion of Segment (1) is payable monthly in arrears.

     Commitment Fee:
     A commitment fee of .3% with respect to Segment (4) is payable upon acceptance of this agreement. The commitment fee is non-refundable and will be deemed to have been earned by the Bank upon acceptance of this offer to compensate for time, effort and expense incurred by the Bank approve these facilities.

     Nothing in this agreement shall be construed as obliging the Borrower to pay any interest, charges or other expenses as provided by this agreement or in any other security agreement related thereto in excess of what is permitted by law.

13.  Collateral Security:
     General Security Agreement signed by the Borrower providing a first charge on all corporate assets other than real property and assets under capital lease.

     Assignment of receivables insurance, if any.

     Pledge of all issued and outstanding shares of any Material Subsidiary.

14.  Conditions Precedent:
     The obligation of the Bank to make available the Borrowings to the Borrower is subject to and conditional upon:
     (1) Receipt by the Bank of the within stipulated Collateral Security in form and substance satisfactory to the Bank, together with such corporate authorizations and legal opinions as the Bank may require;

15.  Evidence of Indebtedness:
     The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the loans, and all other amounts becoming due to the Bank under this agreement.

     The Bank's accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

     The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

16.  Representations and Warranties:
     The Borrower represents and warrants to the Bank that:
     (a) it is a corporation validly incorporated and subsisting under the laws of Canada, and that it is duly registered or qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of its business transacted makes such registration or qualification necessary;
     (b) the execution and delivery of this agreement has been duly authorized by all necessary actions and does not violate any law or any provision of its constating documents or by-laws or any unanimous shareholders' agreement to which it is subject, or result in the creation of any encumbrance on its properties and assets except as contemplated hereunder;
     (c) all Material Subsidiaries as at the date of this agreement are listed below and any changes thereto will be advised to the Bank in writing within 30 days of the Borrower becoming aware of such change:
          (i)  JetForm Corporation (Delaware).

17.  Non-Merger:
     The provisions of this Agreement shall not merge with any security given by the Borrower to the Bank, but shall continue in full force for the benefit of the parties hereto.

18.  Covenants:
     The Borrower agrees:
     (a)  To pay all sums of money when due under this agreement;
     (b) To provide the Bank with the following reports within a) 45 days of each fiscal quarter end, and b) with respect to (i) below, within 30 days of each month end if consolidated cash and cash equivalents are less than $30,000,000 :
          (i)  aged lists of accounts receivable and statement of cash holdings;
          (ii) statement of Potential Preferred Claims;
          (iii) internal consolidated and non-consolidated financial statements;
          (iv) Certificate of its Chief Financial Officer substantially in the form attached as Schedule "B";
     (c) To provide the Bank with audited consolidated and unaudited, non-consolidated annual financial statements within 90 days of each fiscal year-end;
     (d) To provide the Bank with annual business plans, including pro forma balance sheets, profit & loss and cash flow statements for the next fiscal year and such other reports as the Bank may reasonably request from time to time;
     (e) To give the Bank prompt notice of any Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default;
     (f) To file all material tax returns which are or will be required to be filed, to pay or make provision for payment of all material taxes (including interest and penalties) and other Potential Preferred Claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;
     (g)  Not to dispose of shares of any Material Subsidiary;
     (h) Not to grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest, including a Purchase Money Security Interest, or other encumbrance affecting any of its properties, assets or other rights;
     (i) Not to sell, transfer, convey, lease or otherwise dispose of any part of its property or assets, without the prior written consent of the Bank, except in the ordinary course of business;
     (j) Not to, directly or indirectly, guarantee or otherwise provide for, on a direct or indirect or contingent basis, the payment of any monies or performance of any obligations by any third party except wholly-owned subsidiaries or, in other cases, amounts not exceeding $2,500,000 in aggregate;
     (k) To insure and to keep fully insured all properties customarily insured by companies carrying on a similar business to that of the Borrower;
     (l) Not to change its name or merge, amalgamate or consolidate with any other corporation;
     (m) To comply with all applicable environmental laws and regulations; to advise the Bank promptly of any material breach of any environmental regulations or licenses or any control orders, work orders, stop orders, action requests or violation notices received concerning any of the Borrower's property; to comply with any such requests or notices, to diligently clean up any spills; and to hold the Bank harmless for any costs or expenses which the Bank incurs for any environment-related liabilities existent now or in the future with respect to the Borrower's property; and
     (n) To exercise its controlling interest in Material Subsidiaries to ensure their compliance with (h), (i) (j), (k), (l), and (m) above; and
     (o) The Borrower covenants to provide to the Bank any and all information that the Bank may reasonably request from time to time relating to the state of the Year 2000 readiness of the Borrower. For the purpose of the foregoing the "Year 2000 readiness" of the Borrower means the ability of all information technology used by the Borrower [and its suppliers] to continue to perform all date-related functions and computations accurately on and after January 1, 2000.

     With respect to Segment (1) only

     (p) To maintain, on a consolidated basis, Tangible Net Worth of not less than $40,000,000;
     (q) To maintain, on a consolidated basis, the ratio of its total liabilities to Tangible Net Worth at not greater than 2.0:1. Total liabilities include all direct liabilities, except deferred taxes;
     (r) To maintain, on a consolidated basis, a Quick Ratio of not less than 1.25:1.

     With respect to Segment (4) only

     (s) To refrain from making any cash payment with respect to the Delrina indebtedness if such payment would reduce consolidated cash holdings to less than $20,000,000;
     (t) Upon request of the Bank, to exercise its controlling interest in Material Subsidiaries to provide the Bank with collateral security on all assets of such Material Subsidiaries.

19.  Events of Default:
     Without limitation and notwithstanding the terms for repayment of certain facilities as recited herein, if any one or more of the following events has occurred and is continuing:
     (a) The non-payment when due of principal, interest and any other amounts due under this agreement;
     (b) The breach by the Borrower of any provisions of this agreement or any other agreement with the Bank;
     (c) The default by the Borrower under any obligation to repay borrowed money where such obligation exceeds $1,000,000, other than amounts due under this agreement, or in the performance or observance of any agreement or condition in respect of such borrowed money where as a result the maturity of such obligation is accelerated or may be accelerated;
     (d) If any representation or warranty made herein shall be false or inaccurate in any materially adverse respect;
     (e) If in the opinion of the Bank there is material adverse change in the financial condition, ownership, or operation of the Borrower; or
     (f) If proceedings for the dissolution, liquidation or winding-up of the Borrower or for the suspension of the operations of the Borrower are commenced, unless such proceedings are being actively and diligently contested by the Borrower in good faith, or in the event of the bankruptcy, liquidation, or general insolvency of the Borrower, or if a receiver or receiver-manager is appointed for all or any part of the business or assets of the Borrower;
     (g) The breach at any time and in any material respect of the provisions of any applicable law, regulation, by-law, ordinance or work order of any lawful authority whether federal, provincial, state, municipal, local or otherwise, (including without restriction, those dealing with pollution of the environment and toxic materials or other environmental hazards, or public health and safety), affecting any property of the Borrower or any activity or operation carried out thereon;

     With respect to Segment (1) only

     (h) A loss in any fiscal quarter greater than $7,500,000 or consecutive quarterly losses which aggregate more than $7,500,000 on a consolidated basis commencing with the fiscal quarter ending July 31, 1999;


     then the right of the Borrower to make further Borrowings under this agreement shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings under this agreement to be immediately due and payable without further notice or demand.

     Upon receipt of such notice, the Borrower shall immediately pay to the Bank all Borrowings under this agreement, including the face amount all L/G's and an amount to reimburse the Bank for any payment made in respect of FEF Contracts (the "Repayment Amount"). The Repayment Amount shall be determined by the Bank based upon the mark-to-market cost to unwind such FEF Contracts prior to their maturity. The Bank may enforce its rights to realize upon its security and retain sufficient funds to cover amounts outstanding by way of these instruments.

20.  Periodic Review:
     Segment (1) of the Credit Facility is subject to annual review by the Bank, the next such review to be on or before September 30, 1999. The Bank may, in its sole discretion, terminate this segment of the facilities following any annual review or any Event of Default, or a demand for payment should Segment (1) have converted to a demand facility. If this segment is so terminated, any outstanding Borrowings under it at the time of termination shall be repaid forthwith. Furthermore, the Borrower shall immediately pay to the Bank all Borrowings under Segments (2) and (3) of this agreement including the face amount of all L/G's and an amount to reimburse the Bank for any payment made in respect of FEF Contracts (the "Repayment Amount"). The Repayment Amount shall be determined by the Bank based upon the mark-to-market cost to unwind such FEF Contracts prior to their maturity. The Bank may enforce its rights to realize upon its security and retain sufficient funds to cover amounts outstanding by way of these instruments.

21.  Expenses:
     The Borrower agrees to pay all of the Bank's reasonable costs incurred from time to time in the preparation, negotiation and execution of this agreement and the collateral security, and any costs incurred in the operation or enforcement of this agreement or any other agreement entered into pursuant to this agreement.

22.  GAAP:
     Unless otherwise provided, all accounting terms used in this agreement shall be interpreted in accordance with United States Generally Accepted Accounting Principles from time to time.

23.  Severability:
     If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions.

24.  Governing Law:
     This agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein.

25.  Acceptance:
     This offer expires if not accepted by April 21, 1999 unless extended in writing by the Bank.

     If this agreement is acceptable, kindly sign and return the attached copy to the attention of the writer.


Yours truly,


We acknowledge and accept the within terms and conditions.

        JETFORM CORPORATION

Per:    ______________________________________________

Per:    ______________________________________________

Date:   ______________________________________________

                                  SCHEDULE "A"


     Schedule "A" to the Letter Agreement dated as of the 7th day of April, 1999 between JetForm Corporation as the Borrower and Royal Bank of Canada as the Bank.

     For purposes of the foregoing agreement, the following terms and phrases shall have the following meanings:

     "Banking Day" means a Business Day on which the Bank's Main Branch in London, England, is open for business;

     "Business Day" means a day on which the Branch of Account is open for business;

     "Canadian Dollars" and "Cdn$" means lawful money of Canada;

     "Equivalent Amount" determines the amount of availability only and means on any date, the amount of Canadian Dollars required to convert from Canadian Dollars to: US Dollars at the rate of 1.52 Canadian Dollars for 1.00 US$;

     The Equivalent Amount will be amended by the Bank from time to time to reflect changes in the rate of exchange and such amendments will be advised to the Borrower in writing.

     "Libor" means the rates of interest, rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of the relative Libor Interest Periods for a period equal to each such Libor Interest Period based on the number of days comprised therein, such deposits being in US Dollars of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) two (2) Banking Days prior to a Drawdown Date or a Conversion Date as the case may be, for the initial Libor Interest Period, and, thereafter two (2) Banking Days prior to the first day of each successive Libor Interest Period;

     "Libor Interest Date" means the last day of each Libor Interest Period and if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period and on the last day of such Libor Interest Period;

     "Libor Interest Period" means with respect to a Libor Loan the initial period (subject to availability) of approximately 1, 3, 6, or 9 months or one year or such longer period up to 5 years as the Bank and Borrower may agree, commencing with the date on which a Libor Loan is made or on which another basis of borrowing is converted into a Libor Loan and ending on the Libor Interest Date falling on the last day of the applicable Libor Interest Period, and thereafter each successive period (subject to availability) of approximately 3, 6, or 9 months or one year or such longer period up to 5 years as the Bank and Borrower may agree, commencing on the last day of the immediately prior Libor Interest Period;

     "Material Subsidiary" means any subsidiary which comprises 20% or more of consolidated revenues (determined on the basis of the most recent four fiscal quarters) or consolidated assets (at any fiscal quarter end).

                                  SCHEDULE "B"

     Schedule "B" to the Letter Agreement dated the 7th day of April, 1999 between JetForm Corporation as Borrower and Royal Bank of Canada as the Bank.

                        OFFICER'S COMPLIANCE CERTIFICATE

     I, [Name], of the [City] of in the Province of , hereby - - certify as follows:

1.   That I am the Chief Financial Officer of JetForm Corporation.

2. That I am familiar with and have examined the provisions of the letter agreement (the "Letter Agreement") dated April 7, 1999 between JetForm Corporation (the "Borrower"), and Royal Bank of Canada (the "Bank") and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and, based on the foregoing, that as of the date of this Certificate:

     (a) the representations and warranties contained in the Letter Agreement are true and correct;
     (b) the Borrower is not in default under the Letter Agreement nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Letter Agreement and the Borrower is not in default under any other material agreement for monies borrowed, raised, or guaranteed to which the Borrower is a party or by which it is bound; and
     (c) the covenants contained in the Letter Agreement have not been breached and during the next fiscal quarter of the Borrower there is no reason to believe that any of such covenants will be breached;
     (d) the attached list of receivables and Potential Preferred Claims is correct.

3. That, as at the fiscal [year/quarter] ended [date], on a consolidated basis:

     (a)  the Quick Ratio was          :1;
     (b)  the Tangible Net Worth was        ;
     (c)  the ratio of total  liabilities  to Tangible Net Worth was :1; (d) the
          Available Margin Value was $             .

                     --------------------------------------

                     Date:   ________________